Investor Relations/Media Contact: ICR, Inc. Brad Cohen (Investor Relations) bcohen@icrinc.com 212-217-6393 Liz Brady (Media) liz.brady@icrinc.com 203-682-8230

CAPLEASE ANNOUNCES NEW $250 MILLION TERM AND REVOLVING FINANCING FACILITY

NEW YORK--(BUSINESS WIRE)—April 30, 2008--CapLease, Inc. (NYSE: LSE) announced today that it has entered into a new $250 million term loan and revolving credit agreement with Wachovia Bank, N.A. CapLease used $210.4 million of term loan borrowings at the closing of the facility to refinance all of the collateral previously financed on its short-term warehouse agreement with Wachovia Bank. The two-year facility with a further one year extension option eliminates margin call risk to CapLease for general interest rate and credit spread changes on all loan collateral other than CMBS securities. The term nature of the facility also eliminates near term refinancing risk and is prepayable without penalty.

Other highlights of this new financing transaction include:

•	The new credit agreement is an attractively priced floating rate LIBOR based facility.
•	The revolver feature of the new facility currently aggregates about $40 million and can be used by CapLease to finance new investment opportunities.
•	CapLease can repay its borrowings at any time without any prepayment premium or defeasance cost.
•	CapLease’s borrowings against CMBS securities on the new facility are a modest $15.6 million and are at a conservative average advance rate of about 35% of the par balances.
•	The new borrowing facility consolidates under one agreement CapLease’s warehouse facility and revolver.
•	Upon closing of the new facility, CapLease reduced its debt borrowings from Wachovia Bank by $14.6 million.

“We are very pleased to have this new facility in place, as it provides us with up to three years of term at an attractive cost while we wait for long-term financing markets to continue to stabilize and improve,” said Paul McDowell, Chairman and Chief Executive Officer of CapLease. “With these assets now secured on attractive terms for this longer-term period, we will continue to concentrate on exploring a variety of attractive initiatives that will help us re-establish portfolio growth in an improving market and create long-term value for our stockholders.”

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.